Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-262336 on Form S-8 of our report dated March 28, 2022, relating to the consolidated financial statements of Immix Biopharma, Inc. and its subsidiary, appearing in this Annual Report on Form 10-K of Immix Biopharma, Inc. for the year ended December 31, 2021.

/s/ KMJ Corbin & Company LLP

Irvine, California

March 28, 2022